EXHIBIT 10.40
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29 March 2005




Mr. Harold A. Joannidi
10 Birchwood Drive
Cumberland, RI 02864

Dear Mr. Joannidi:

We are pleased offer you the position of Chief Financial Officer of Nestor, Inc. You will perform the usual and customary duties of chief financial officers of public companies and will report to the Chief Executive Officer.

You will be compensated at a rate of $125,000 per year. Upon commencement of your employment, you will receive a grant of options to purchase 100,000 shares of the common stock of Nestor at their fair market value on the date of grant, 20,000 of which will vest upon the commencement of your employment and the remainder of which will vest in increments of 20,000 shares on each of the first four anniversaries of your employment. In addition, you will be eligible for Nestor's standard benefits package, which includes hospital, surgical, dental and major-medical coverage. Also, life insurance is provided equal to one year's base salary. You will be entitled to three weeks vacation, accrued at a rate of
3.75 days per quarter. Nestor observes all recognized federal holidays and supports a reasonable flextime work policy.

You will be an employee at will of Nestor. Your employment will begin upon your acceptance of this offer and continue until termination by either party.

You will be asked to sign Nestor's standard forms of confidential disclosure on the first day of your employment. Fingerprinting and a criminal background check will also be required.

To indicate your acceptance of this offer, please sign one copy at the bottom and return it to Nestor. This offer is valid until April 7, 2005.


Very truly yours,

/s/ William B. Danzell
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William B. Danzell
Chief Executive Officer



Accepted:


/s/Harold A. Joannidi
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Harold A. Joannidi

Date:  March 29, 2005